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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
            TO AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 -AFTER ISSUANCE OF STOCK)

1.       Name of corporation: American Oriental Bioengineering, Inc. (the
         "Corporation")

2. The articles have been amended as follows (provide article numbers if available):

          ARTICLE VI "Capital Stock" of the Amendment and Restatement of the Articles of Incorporation is amended in Article VI paragraph three (3) in its entirety and restated as follows:

          "150,000,000 shares shall be Common Stock, par value $0.001 per share ("Common Stock"); and."

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of the articles of incorporation have voted in favor of the amendment is: 51.6%.

4.       Effective Date of filing (optional): __________________________________

5.       Officer Signature: /s/ Shujun Liu
                            ----------------------------
                            Name: Shujun Liu
                            Title: Chief Operating Officer